Exhibit 23.1

[ON ERNST & YOUNG LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates, the Phillips-Van Heusen Corporation Associates Investment Plan for Hourly Associates and the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico of our reports (a) dated March 21, 2005, with respect to the consolidated financial statements and schedule of Phillips-Van Heusen Corporation, and the effectiveness of internal control over financial reporting of Phillips-Van Heusen Corporation, included in its Annual Report on Form 10-K for the year ended January 30, 2005, and (b) dated June 10, 2004, with respect to the financial statements and schedules of the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates, the Phillips-Van Heusen Corporation Associates Investment Plan for Hourly Associates and the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 8, 2005